Exhibit 99.1

BIODELIVERY SCIENCES INTERNATIONAL, INC.

CHARTER OF THE LEAD DIRECTOR

The Board of Directors (the “Board”) of BioDelivery Sciences International, Inc. (the “Company”) considers it to be useful and appropriate to designate a non-employee director (the “Lead Director”) to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board may determine. The specific responsibilities of the Lead Director when acting as such shall be as follows:

1. Engaging in regular interaction with the Chairman and Chief Executive Officer on governance and performance issues including providing feedback of other Board members.

2. Advise the Chairman as to an appropriate schedule of Board meetings, seeking to ensure that the non-employee directors can perform their duties responsibly while not interfering with on-going company operations.

3. Approve with the Chairman the information, agenda and meeting schedules for the Board and Board committee meetings.

4. Advise the Chairman as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the non-employee directors to effectively and responsibly perform their duties.

5. Recommend to the Chairman regarding the retention of advisers and consultants who report directly to the Board of Directors (it being acknowledged that this responsibility shall not diminish the power of any chairman of a Board committee from retaining advisors and consultants to such committee in a manner consistent with the powers of such committees as granted by the Board).

6. Assist the Board, the Board’s Corporate Governance and Nominating Committee and the officers of the Company in better ensuring compliance with applicable governance requirements and standards.

7. Calling, as necessary, meetings of the non-employee directors.

8. Develop the agendas for and serve as Chairman of the executive sessions of the Board’s non-employee directors.

9. Serve as principal liaison between the non-employee directors and the Chairman on sensitive issues.

10. Recommending to the Corporate Governance and Nominating Committee of the Board and to the Chairman the membership of the various Board Committees, as well as the selection of Committee chairmen.

11. Serve as Chairman of the Board when the Chairman is not present.

12. Undertake, in consultation with the Board, such special assignments as may be designated by the Board from time to time.

13. Being named as “Lead Director” on the Company’s website and in the Company’s proxy materials and other public filings.